Exhibit 10.1
Officer’s Employment Agreement
     THIS AGREEMENT, is made and entered into as of this Date day of Month, Year, by and between KENNAMETAL INC., (hereinafter referred to as “Kennametal” or the “Corporation”), a corporation organized under the laws of the Commonwealth of Pennsylvania, for and on behalf of itself and on behalf of its subsidiary companies, and Officer’s Name, an individual (hereinafter referred to as “Employee”).
WITNESSETH:
     WHEREAS, Employee acknowledges that by reason of employment by Kennametal, it is anticipated that Employee will work with, add to, create, have access to and be entrusted with trade secrets and confidential information belonging to Kennametal which are of a technical nature or business nature or pertain to future developments, the disclosure of which trade secrets or confidential information would be highly detrimental to the interests of Kennametal; and
     WHEREAS, in order to have the benefit of Employee’s assistance, Kennametal is desirous of employing or continuing the employment of Employee; and
     NOW, THEREFORE, Kennametal and Employee, each intending to be legally bound hereby, do mutually covenant and agree as follows:
1.	(a) Subject to the terms and conditions set forth herein, Kennametal hereby agrees to employ Employee as of the date hereof, and Employee hereby accepts such employment and agrees to devote his full time and attention to the business and affairs of Kennametal, in such capacity or capacities and to perform to the best of his ability such services as shall be determined from time to time by the Chief Executive Officer and the Board of Directors of Kennametal until the termination of his employment hereunder.
(b) Employee’s base salary, the size of bonus awards, if any, granted to him and other emoluments for his services, if any, shall be determined by the Board of Directors or its Compensation Committee, as appropriate, from time to time in their sole discretion.
2. In addition to the compensation set forth or contemplated elsewhere herein, Employee shall be entitled to participate in all employee benefit plans, programs and arrangements as and to the extent provided to other executives of Kennametal, subject to the terms and conditions of this agreement and the terms and conditions from time to time of such plans, programs and arrangements. Nothing herein contained shall be deemed to limit or prevent Employee, during his employment hereunder, from being reimbursed by Kennametal for out-of-pocket expenditures incurred for travel, lodging, meals, entertainment expenses or any other expenses in accordance with the policies of Kennametal applicable to the executives of Kennametal.
3. Employee’s employment may be terminated with or without any reason for termination by either party hereto at any time by giving the other party prior written notice thereof, provided, however, that any termination on the part of Kennametal shall occur only if specifically authorized by its Board of Directors; provided, further, that termination by Kennametal for Cause (as hereinafter defined) shall be made by written notice which states that it is a termination for Cause; and provided, further, that termination by Employee, other than termination for Good Reason (as hereafter defined) following a Change-in-Control (as hereafter defined), shall be on not less than 30 days prior written notice to Kennametal.
4.	(a) In the event that Employee’s employment is terminated by Kennametal prior to a Change-in-Control (as hereinafter defined) and other than for Cause, Employee will receive, as severance pay, in addition to all amounts due him at the Date of Termination (as hereinafter defined), the continuance of the Employee’s base salary (at the rate in effect on the Date of Termination and subject to applicable deductions and withholdings) for twelve (12) months following the Date of Termination. Any severance pay will be paid in accordance with Kennametal’s established payroll policies and practices as in effect on the Date of Termination. Notwithstanding the foregoing, Kennametal may discontinue any such severance payments if Kennametal reasonably determines that Employee has violated any provision of this Agreement.
(b) In the event that Employee’s employment is terminated (i) due to the death of the Employee or (ii) by Employee following a Change-in-Control (as hereafter defined) without Good Reason (as such term in defined in paragraph 4(h)) or prior to a Change-in-Control (as hereinafter defined), Employee will not be entitled to receive any severance pay in addition to the amounts, if any, due him at the Date of Termination (as hereinafter defined).
(c) In the event at or after a Change-in-Control and prior to the third anniversary of the date of the Change-in-Control that Employee’s employment is terminated by Employee for Good Reason or by Kennametal other than for Cause or Disability pursuant to paragraph 5, Employee will receive as severance pay (in addition to all other amounts due him at the Date of Termination) an amount equal to the product of:
(i)	the lesser of
(x) two and eight tenths (2.8),
(y) a number equal to the number of calendar months remaining from the Date of Termination to the Employee’s Retirement Date (as such term is hereafter defined) divided by twelve (12), or
(z) a number equal to the product obtained by multiplying thirty-six (36) less the number of completed months after the date of the

Change-in-Control during which the Employee was employed and did not have Good Reason for termination times one-twelfth (1/12);
times
(ii)	the sum of
(x) Employee’s base salary at the annual rate in effect on the Date of Termination (or, at Employee’s election, at the annual rate in effect on the first day of the calendar month immediately prior to the Change-in-Control), plus
(y) the average of any bonuses which Employee was entitled to or paid during the three most recent fiscal years ending prior to the Date of Termination or, if the Employee is employed for less than one year, the target bonus for the year in which the termination occurred.
Such severance pay shall be paid by delivery of a cashier’s or certified check to the Employee at Kennametal’s executive offices on a date which is no later than five business days following the Date of Termination.
     In addition to the severance payments provided for in this paragraph 4(c), Employee also will receive the same or equivalent medical, dental, disability and group insurance benefits as were provided to the Employee at the Date of Termination, which benefits shall be provided to Employee for a three year period commencing on the Date of Termination.
(d) If for any reason, whether by law or provisions of Kennametal’s employee medical, dental, disability or group insurance benefit plans, any benefits which the Employee would be entitled to under the foregoing subparagraph (c) of this paragraph 4 cannot be paid pursuant to such employee benefit plans, then Kennametal hereby contractually agrees to pay to the Employee the difference between the benefits which the Employee would have received in accordance with the foregoing subparagraphs of this paragraph 4 if the relevant employee medical, dental, disability or group insurance benefit plan could have paid such benefit and the amount of benefits, if any, actually paid by such employee medical, dental, disability or group insurance benefit plan. Kennametal shall not be required to fund its obligation to pay the foregoing difference.
(e) In the event of a termination of employment under the circumstances above described in paragraph 4(c), Employee shall have no duty to seek any other employment after termination of Employee’s employment with Kennametal and Kennametal hereby waives and agrees not to raise or use any defense based on the position that Employee had a duty to mitigate or reduce the amounts due him hereunder by seeking other employment whether suitable or unsuitable and should Employee obtain other employment, then the only effect of such on the obligations of Kennametal hereunder shall be that Kennametal shall be entitled to credit against any payments which would otherwise be made for medical, dental, disability or group insurance pursuant to the benefit provisions set forth in the second paragraph of paragraph 4(c) hereof, any comparable payments to which Employee is entitled under the employee benefit plans maintained by Employee’s other employer or employers in connection with services to such employer or employers after termination of his employment with Kennametal.
(f) The term “Change-in-Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof (“1934 Act”), or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the 1934 Act which serve similar purposes; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) Kennametal shall be merged or consolidated with any corporation or other entity other than a merger or consolidation with a corporation or other entity all of whose equity interests are owned by Kennametal immediately prior to the merger or consolidation, or (B) Kennametal shall sell all or substantially all of its operating properties and assets to another person, group of associated persons or corporation, or (C) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act), is or becomes a beneficial owner, directly or indirectly, of securities of Kennametal representing 25% or more of the combined voting power of Kennametal’s then outstanding securities coupled with or followed by the existence of a majority of the board of directors of Kennametal consisting of persons other than persons who either were directors of Kennametal immediately prior to or were nominated by those persons who were directors of Kennametal immediately prior to such person becoming a beneficial owner, directly or indirectly, of securities of Kennametal representing 25% or more of the combined voting power of Kennametal’s then outstanding securities.
(g)	For purposes of this agreement “Date of Termination” shall mean:
(i) if Employee’s employment is terminated due to his death or retirement, the date of death or retirement, respectively; or
(ii) if Employee’s employment is terminated for any other reason, the date on which the termination becomes effective as stated in the written notice of termination given to or by the Employee.
(h) The term “Good Reason” for termination by the Employee shall mean the occurrence of any of the following at or after a Change-in-Control:
(i) without the Employee’s express written consent, the diminution of responsibilities or the assignment to the Employee of any duties materially and substantially inconsistent with his positions, duties, responsibilities and status with Kennametal immediately prior to a Change-in-Control, or a material change in his reporting responsibilities, titles or offices as in effect immediately prior to a Change-in-Control, or any removal of the Employee from or any failure to re-elect the Employee to any of such positions, except in connection with the termination of the Employee’s employment due to Cause (as hereinafter defined) or as a result of the Employee’s death;
(ii) a reduction by Kennametal in the Employee’s base salary as in effect immediately prior to any Change-in-Control;
(iii) a failure by Kennametal to continue to provide incentive compensation, under the rules by which incentives are provided, comparable to that provided by Kennametal immediately prior to any Change-in-Control;
(iv) the failure by Kennametal to continue in effect any benefit or compensation plan, stock option plan, retirement plan, life insurance plan, health and accident plan or disability plan in which Employee is actively participating immediately prior to a Change-in-Control (provided, however, that there shall not be deemed to be any such failure if Kennametal substitutes for the discontinued plan, a plan providing Employee with substantially similar benefits) or the taking of any action by Kennametal which would adversely affect Employee’s participation in or materially reduce Employee’s benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee immediately prior to a Change-in-Control;
(v) the failure of Kennametal to obtain the assumption of this Agreement by any successor as contemplated in paragraph 11 hereof;
(vi) the relocation of the Employee to a facility or a location more than 50 miles from the Employee’s then present location, without the Employee’s prior written consent; or
(vii) any purported termination of the employment of Employee by Kennametal which is not for Cause as provided in paragraph 5.
5. In the event that Employee (a) shall be guilty of malfeasance, willful misconduct or gross negligence in the performance of the services contemplated by this agreement, or (b) shall not make his services available to Kennametal on a full time basis in accordance with paragraph 1 hereof for any reason (including Disability) other than arising from Employee’s incapacity due to physical or mental illness or injury which does not constitute Disability and other than by reason of the fact Employee’s employment has been terminated under the circumstances described in paragraph 4(a), or (c) shall breach the provisions of paragraph 8 hereof (the matters described in subparagraphs (a), (b) and (c) are collectively referred to as “Cause”), Kennametal shall have the right, exercised by resolution adopted by a majority of its Board of Directors, to terminate Employee’s employment for Cause by giving prior written notice to Employee of its election so to do. In that event, Employee’s employment shall be deemed terminated for Cause, Employee shall not be entitled to the benefits set forth in paragraph 4 which shall not be paid or payable and Kennametal only shall have the obligation to pay Employee the unpaid portion of Employee’s base salary for the period from the last period from which Employee was paid to the Date of Termination; provided, however, that if Employee’s employment is terminated as a result of the Disability of Employee, the benefits set forth in paragraph 4 shall not be paid or payable but Employee shall be entitled to receive all benefits to which Employee is entitled under Kennametal’s plans then in effect as a result of Employee’s Disability. For purposes of this agreement “Disability” shall mean such incapacity due to physical or mental illness or injury which results in the Employee’s being absent from his principal office at Kennametal’s offices for the entire portion of 180 consecutive business days. Prior to a Change-in-Control, a decision by the Board of Directors of Kennametal that “Cause” exists shall be in the discretion of the Board of Directors and shall be final and binding upon the Employee and his rights hereunder. After a Change-in-Control, “Cause” shall not be deemed to include opposition by Employee to such a Change-in-Control or any matter incidental thereto and any determination by the Board of Directors that “Cause” existed shall not be final or binding upon the Employee or his rights hereunder or entitled to any deference in any court or other tribunal.
6. Employee understands and agrees that, except to the extent Employee is entitled to the benefits provided in paragraph 4(c) hereof, in the event Employee resigns or his employment is terminated for any reason other than death or Disability prior to his “Retirement Date” (as hereinafter defined), he will forfeit any interest he may have in any Kennametal retirement plan (except to the extent vested by actual service to date of separation as per the plan provisions), and all other benefits dependent upon continuing service. The term “Retirement Date” shall mean the first day of the month following the day on which Employee attains his sixty-fifth birthday, or at Employee’s request, any other day that Kennametal’s Board of Directors may approve in writing.
7. Nothing herein contained shall affect the right of Employee to participate in and receive benefits under and in accordance with the then current provisions of any employee benefit plan, program or arrangement of Kennametal and all payments hereunder shall be in addition to any benefits received thereunder (including long term disability payments).
8. During the period of employment of Employee by Kennametal and for three years thereafter, (provided, however, that this paragraph 8 shall not apply to the Employee following a termination of Employee’s employment (x) if a Change-in-Control, shall have occurred prior to the Date of Termination or (y) if Employee’s employment is terminated by Kennametal other than for Cause), he will not, in any geographic area in which Kennametal is offering its services and products, without the prior written consent of Kennametal:
(a) directly or indirectly engage in, or
(b) assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever), or

(c) enter the employ of, or act as agent for, or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to become directly or indirectly engaged in, any business which is competitive with any business of Kennametal or any subsidiary or affiliate thereof in which Employee is or was engaged; provided, however, that the foregoing provisions of this paragraph 8 are not intended to prohibit and shall not prohibit Employee from purchasing, for investment, not in excess of I% of any class of stock or other corporate security of any company which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.
     Employee acknowledges that the breach by him of the provisions of this paragraph 8 would cause irreparable injury to Kennametal, acknowledges and agrees that remedies at law for any such breach will be inadequate and consents and agrees that Kennametal shall be entitled, without the necessity of proof of actual damage, to injunctive relief in any proceedings which may be brought to enforce the provisions of this paragraph 8. Employee acknowledges and warrants that he will be fully able to earn an adequate livelihood for himself and his dependents if this paragraph 8 should be specifically enforced against him and that such enforcement will not impair his ability to obtain employment commensurate with his abilities and fully acceptable to him.
     If the scope of any restriction contained in this paragraph 8 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law and Employee and Kennametal hereby consent and agree that such scope may be judicially modified in any proceeding brought to enforce such restriction.
9.	(a) Employee acknowledges and agrees that in the course of his employment by Kennametal, Employee may work with, add to, create or acquire trade secrets and confidential information (“Confidential Information”) which could include, in whole or in part, information:
(i) of a technical nature such as, but not limited to, Kennametal’s manuals, methods, know-how, formulae, shapes, designs, compositions, processes, applications, ideas, improvements, discoveries, inventions, research and development projects, equipment, apparatus, appliances, computer programs, software, systems documentation, special hardware, software development and similar items; or
(ii) of a business nature such as, but not limited to, information about business plans, sources of supply, cost, purchasing, profits, markets, sales, sales volume, sales methods, sales proposals, identity of customers and prospective customers, identity of customers’ key purchasing personnel, amount or kind of customers’ purchases and other information about customers; or
(iii) pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.

     Employee further acknowledges and agrees that (i) all Confidential Information is the property of Kennametal; (ii) the unauthorized use, misappropriation or disclosure of any Confidential Information would constitute a breach of trust and could cause irreparable injury to Kennametal; and (iii) it is essential to the protection of Kennametal’s goodwill and to the maintenance of its competitive position that all Confidential Information be kept secret and that Employee not disclose any Confidential Information to others or use any Confidential Information to the detriment of Kennametal.
     Employee agrees to hold and safeguard all Confidential Information in trust for Kennametal, its successors and assigns and Employee shall not (except as required in the performance of Employee’s duties), use or disclose or make available to anyone for use outside Kennametal’s organization at any time, either during employment with Kennametal or subsequent thereto, any of the Confidential Information, whether or not developed by Employee, without the prior written consent of Kennametal.
(b)	Employee agrees that:
(i) he will promptly and fully disclose to Kennametal or such officer or other agent as may be designated by Kennametal any and all inventions made or conceived by Employee (whether made solely by Employee or jointly with others) during employment with Kennametal (1) which are along the line of the business, work or investigations of Kennametal, or (2) which result from or are suggested by any work which Employee may do for or on behalf of Kennametal; and
(ii) he will assist Kennametal and its nominees during and subsequent to such employment in every proper way (entirely at its or their expense) to obtain for its or their own benefit patents for such inventions in any and all countries; the said inventions, without further consideration other than such salary as from time to time may be paid to him by Kennametal as compensation for his services in any capacity, shall be and remain the sole and exclusive property of Kennametal or its nominee whether patented or not; and
(iii) he will keep and maintain adequate and current written records of all such inventions, in the form of but not necessarily limited to notes, sketches, drawings, or reports relating thereto, which records shall be and remain the property of and available to Kennametal at all times.
(c) Employee agrees that, promptly upon termination of his employment, he will disclose to Kennametal, or to such officer or other agent as may be designated by Kennametal, all inventions which have been partly or wholly conceived, invented or developed by him for which applications for patents have not been made and shall thereafter execute all such instruments of the character hereinbefore referred to, and will take such steps as may be necessary to secure and assign to Kennametal the exclusive rights in and to such inventions and any patents that may be issued thereon any expense therefor to be borne by Kennametal.
(d) Employee agrees that he will not at any time aid in attacking the patentability, scope, or validity of any invention to which the provisions of subparagraphs (b) and (c), above, apply.
10. In the event that (a) Employee institutes any legal action to enforce his rights under, or to recover damages for breach of this agreement, or (b) Kennametal institutes any action to avoid making any payments due to Employee under this agreement, Employee, if he is the prevailing party, shall be entitled to recover from Kennametal any actual expenses for attorney’s fees and other disbursements incurred by him in relation thereto.
11. The terms and provisions of this agreement shall be binding upon, and shall inure to the benefit of, Employee and Kennametal, it subsidiaries and affiliates and their respective successors and assigns.
12. This agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, whether oral or written, among the parties with respect to the subject matter hereof. This agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this agreement; provided, however, the Company may, solely to the extent necessary to comply with Section 409A of the Code, modify the terms of this agreement if it is determined that such terms would subject any payments or benefits hereunder to the additional tax and/or interest assessed under Section 409A of the Code.
13. The invalidity or unenforceability of any provision of this agreement shall not affect the other provisions hereof, and this agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
14. Any pronoun and any variation thereof used in this agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the parties hereto may require.
15. Kennametal shall be entitled as a condition to paying any severance pay or providing any benefits hereunder upon a termination of the Employee’s employment to require the Employee to deliver on or before the making of any severance payment or providing of any benefit a release in the form of Exhibit A attached hereto.
16.	(a) At the time of making payment to an Employee entitled to receive the severance payment computed in accordance subsection 4(c)(i) and 4(c)(ii) of this agreement, the Corporation shall determine whether the Employee is expected to be subject to the tax (the “Excise Tax”) imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any payment or benefit received, or to be received, by Employee under this agreement or in connection with a change in control of the Corporation, or the termination of the

Employees’ employment (whether pursuant to the terms of this agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a change in control or any person affiliated with the Corporation or such person) (collectively, the “Total Payments”). If the Corporation determines that the Employee will be subject to the Excise Tax, the Corporation shall immediately send a written notice to the Employee which sets forth that the Employee will be subject to the Excise Tax and the Corporation’s computation of the Total Payments, of the amount of Total Payments which constitute “parachute payments” as defined in section 28OG(b)(2) of the Code (“parachute payments”) resulting in the imposition of the Excise Tax, and of the amount of Total Payments which the Employee would retain after giving effect to the Employee’s receipt of the Excise Tax Payment (as hereafter defined) and payment of applicable taxes. Employee shall have five (5) business days after receipt of the foregoing notice and computation to deliver a written waiver to the Corporation irrevocable waiving the Employee’s right to receive an amount of Total Payments equal to the “parachute payments” from any specified type of the Total Payments. If the Corporation had already withheld any Contract Payments due to the Excise Tax prior to receipt of such waiver, the Corporation upon receipt of such waiver shall immediately pay to Employee any withheld Contract Payments which would have been paid had the Corporation had the Employee’s written waiver prior to the date the Corporation withheld any such payments.
(b)	If
(i)	after giving effect to any waiver by the Employee pursuant to subsection (a) above, the Employee will be subject to the Excise Tax with respect to any portion of the Total Payments and

(ii)	the Employee After Tax Net (as hereafter defined) would be less than the Minimum Amount (as hereafter defined), then the Corporation shall pay to Employee an additional amount (the “Excise Tax Payment”) such that the Employee After Tax Net shall be equal to the Minimum Amount. The Excise Tax Payment, if any, under this subsection shall be made to Employee within fifteen (15) business days of Employee’s Date of Termination.
(c) The “Employee After Tax Net” is the portion of the Total Payments which the Employee retains or would retain after payment of all federal and any state and local income taxes on the Total Payments and of the Excise Tax. The “Minimum Amount” is an amount equal to the severance pay computed in accordance with subsection 4(c)(i) and 4(c)(ii) of this agreement less the federal, state and/or local income taxes which would be owing by the Employee on such severance pay (ignoring any Excise Tax Payment). For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all Total Payments shall be treated as parachute payments and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Board of Directors, such Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above) of the Code, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Corporation’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the Minimum Amount and the Excise Tax Payment, Employee shall be deemed to pay federal income taxes at Employee’s highest marginal rate of federal income taxation in the calendar year in which the Excise Tax Payment is to be made and state and local income taxes at Employee’s highest marginal rate of taxation in the state and locality of Employee’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(d) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account in arriving at any payment made pursuant to subsection (b) above, Employee shall repay to the Corporation at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Excise Tax Payment attributable to such reduction (plus the portion of the Excise Tax Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Excise Tax Payment being repaid by Employee if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment from the date the Excise Tax Payment was initially made to the date of repayment at the rate provided in Section 1274(b)(2)(B) of the Code (the “Applicable Rate”). In the event that the Excise Tax is determined to exist although the Corporation did not believe it existed in arriving at its determination in subsection (a) above or although the Corporation believed it existed but the actual amount exceeds the amount taken into account in arriving at any payment made pursuant to subsection (b) above (including by reason of any payment the existence or amount of which cannot be determined at the time of the Excise Tax Payment), the Corporation shall make an additional Excise Tax Payment in respect of such amount or such excess (plus any interest or penalties payable with respect thereto) at the time that the amount of such excess is finally determined.
17. The provisions of this agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A, the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). If the Company determines in good faith that any amounts to be paid to Employee under this agreement are subject to Section 409A of the Code, then the Company may, to the extent necessary, adjust the form and/or the timing of such payments as determined to be necessary or advisable to be in compliance with Section 409A. If any payment must be delayed to comply with Section 409A, then the deferred payment will be paid at the earliest practicable date permitted by Section 409A. Notwithstanding any provision of this agreement to the contrary, Employee acknowledges and agrees that the Company shall not be liable for, and nothing provided or contained in this agreement will be construed to obligate or cause the Company to be liable for, any tax, interest or penalties imposed on Employee related to or arising with respect to any violation of Section 409A.
18. This agreement shall be governed by the laws of the Commonwealth of Pennsylvania.
     WITNESS the due execution hereto as of the day and year first above written.

KENNAMETAL INC.

By:
David W. Greenfield
Vice President, Secretary
and General Counsel

Employee:

Officer’s Name

Exhibit A
FORM OF RELEASE
[to be updated at the time of execution
in accordance with then existing law]
TO: Officer’s Name
DATE: Date
     For good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, you hereby release, remise, quitclaim and discharge completely and forever Kennametal Inc. and its directors, officers, employees, subsidiaries and affiliates (collectively, the “Company”) from any and all claims, causes of action or rights which you have or may have, whether arising by virtue of contract or of applicable state laws or federal laws, and whether such claims, causes of action or lights are known or unknown, including but not limited to claims relating in any way to compensation and benefits and related to or resulting from your employment with the Company or its termination, claims arising under any public policy or any statutory, tort or common law, or any provision of state, federal or local law including, but not limited to, the Pennsylvania Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981-1988 of Title 42 of the U. S. Code, Older Workers’ Benefit Protection Act, Family and Medical Leave Act, the Fair Labor Standards Act, Pennsylvania Wage Payment and Collection laws, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, all as amended; provided, however, that this Release shall not release, raise, quitclaim or discharge any claims, causes of action or rights which you may have: (i) under that certain Officer’s Employment Agreement dated as of [                    ] between the undersigned and Kennametal Inc. (the “Employment Agreement”); (ii) to any unreimbursed expense account or similar out-of-pocket reimbursement amounts owing the undersigned; or (iii) under the bylaws or any agreement of Kennametal Inc. or any subsidiary thereof applicable to you or the applicable state corporate statutes to indemnification for having served as an officer, director and/or employee of Kennametal Inc. and/or its subsidiaries or as a fiduciary of any employee benefit plan applicable to former employees generally.
     You must agree to immediately return all of the Company’s equipment, documents and property, agree to forever waive your right to receive on your or any other person’s behalf any monies, benefits, or damages from the Company other than those provided herein or in the Employment Agreement. You must also agree to maintain the confidentiality of this Release and not reveal the terms set forth herein to anyone other than your accountant, attorney or spouse.
     By signing below, you acknowledge your continuing obligations under the Employment Agreement including, but not limited to, paragraphs 8-10 thereof.
     Your failure to abide by any of the above stated obligations will result in irreparable harm to the Company and entitle the Company to require you to specifically perform your obligations under this Release, recover any damages that may flow from this

Agreement and obtain appropriate injunctive relief. Should you file a claim or charge against the Company, you agree that the Company may present this agreement for purposes of having your claim or charge dismissed.
     Any severance payments due to you under the Employment Agreement are conditioned on your execution and non-revocation of this Release.
     You should carefully consider the matters outlined in this letter. If, after due deliberation and consultation with lawyers or such professional advisors as you deem appropriate, the above is agreeable to you, please sign the attached copy of this letter and return the original to the Company for my files. Please retain a copy for your own records.
     You may take up to twenty-one (21) days to consider this Release. Should you accept this severance offer by signing your name below, you will then have seven (7) days to reconsider your decision. If you choose to revoke your acceptance of this offer you must do so by writing to the Company within the seven (7) day revocation period. No severance payments will be made to you until the seven (7) day revocation period has expired.

AGREED TO AND ACCEPTED BY

Officer’s Name
Dated: